Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Announces Submission of European Marketing

Authorization Application for Adasuve® (Staccato® Loxapine)

Application seeks European Marketing Approval for ADASUVE for the rapid control of agitation in adult patients with schizophrenia or bipolar disorder

Mountain View, California - October 27, 2011 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has submitted its ADASUVE Marketing Authorization Application (MAA) to the European Medicines Agency (EMA). ADASUVE uses Alexza’s proprietary Staccato system, an oral inhalation technology that provides rapid systemic delivery of a thermally-generated aerosol of loxapine. The ADASUVE MAA seeks approval for the rapid control of agitation in adult patients with schizophrenia or with bipolar disorder. The Staccato system offers patients a rapid onset of therapeutic effect in a non-invasive, reliable and patient-friendly manner.

“During the last six months, we have conducted pre-submission meetings with both our Rapporteur and Co-Rapporteur, and we believe we have a good understanding of their expectations for our ADASUVE MAA submission,” said James V. Cassella, PhD, Senior Vice President, Research and Development at Alexza. “Our submission has been developed to address their inputs and feedback, and we are very excited to have the European review process initiated.”

Dr. Cassella continued, “In addition to information from the US NDA, our ADASUVE MAA submission contains additional analysis of the primary efficacy data, and a comprehensive comparison of Staccato loxapine and other injectable drugs used to treat agitation.”

Alexza projects that there may be up to eight million adults in Europe who will develop schizophrenia or bipolar disorder in their lifetimes. Agitation is a common symptom among patients suffering from schizophrenia and bipolar disorder. Alexza’s market research studies with schizophrenia patient caregivers and bipolar disorder patients indicates these patients currently experience an average of 11 to 12 episodes of agitation each year.

“Our MAA submission is another important step in the development of ADASUVE,” stated Thomas B. King, President and CEO of Alexza. “We are optimistic that we will receive timely European review, as we begin to work with our partner Grupo Ferrer, in executing our European commercialization strategy. We believe ADASUVE offers an innovative therapeutic option for the treatment of agitation associated with schizophrenia or bipolar disorder.”

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)

ADASUVE (Staccato loxapine) is Alexza’s lead program, which is being developed for the acute treatment of agitation in adults with schizophrenia or bipolar disorder. Alexza completed and announced positive results from both of its Phase 3 clinical trials and initially submitted the ADASUVE NDA in December 2009. In October 2010, the Company received a Complete Response Letter from the FDA regarding the application. The Company completed an end-of-review meeting with the FDA in December 2010 and a Risk Evaluation and Mitigation Strategy (REMS) guidance meeting with the FDA in April 2011. The ADASUVE NDA was resubmitted on August 4, 2011, will be presented to an advisory committee on December 12, 2011, and has a Prescription Drug User Fee Act (PDUFA) goal date of February 4, 2012.

In October 2011, the Company established a commercial partnership for ADASUVE with Grupo Ferrer International, S.A. Grupo Ferrer is a leading pharmaceutical company in Europe with extensive operations in the Americas. Grupo Ferrer is Alexza’s partner in the commercialization of ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

The anticipated news release and conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the potential of the Company’s ADASUVE NDA resubmission to adequately address the issues in the Complete Response Letter, the timing of the FDA’s review of the NDA, the eventual prospects that ADASUVE will be approved for marketing in the U.S., and the timing and prospects for regulatory approval to market ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com